Exhibit 99

                 Dillard's, Inc. Reports October Sales Results

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 4, 2004--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended October 30, 2004 were $456,722,000 compared to sales for the four weeks ended November 1, 2003 of $481,328,000. Sales declined 5% for the four-week period on both a total and comparable store basis.
     Sales for the 13 weeks ended October 30, 2004 were $1,698,897,000 compared to sales for the 13 weeks ended November 1, 2003 of $1,764,483,000. Sales declined 4% for the 13-week period on both a total and comparable store basis.
     Sales for the 39 weeks ended October 30, 2004 were $5,224,672,000 compared to sales for the 39 weeks ended November 1, 2003 of $5,299,880,000. Total sales declined 1% for the 39-week period. Sales in comparable stores for the 39-week period declined 2%.
     During the four weeks ended October 30, 2004, sales in the Company's Western region were strongest, exceeding the average sales performance in total stores. Sales in the Eastern region were slightly above trend. Sales in the Central region were below trend.
     During the four weeks ended October 30, 2004, sales of cosmetics, accessories, shoes and lingerie considerably exceeded the Company's average sales performance. Sales in the children's area were inline with trend. Weaker, below trend, sales were noted in the home and women's and juniors' categories. Sales in the men's areas were significantly below trend.
     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.
     The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

     CONTACT: Dillard's, Inc.
              Julie J. Bull, 501-376-5965